DBX ETF TRUST
DESIGNATION OF SERIES OF SHARES OF BENEFICIAL INTEREST

1.	Pursuant to Section 4.9 of Article IV of the Declaration of
Trust dated October 7, 2010 (as the same may be amended and restated from time to time, the "Declaration"), of DBX ETF
Trust, a Delaware statutory trust (the "Trust"), the undersigned, being all of the Trustees of the Trust, hereby establish and designate the following series of shares of beneficial interest, no par value per share (the "Shares") of the Trust as follows:

Deutsche X-trackers FTSE Developed ex US Enhanced Beta ETF
Deutsche X-trackers FTSE Emerging Enhanced Beta ETF
Deutsche X-trackers Russell 1000 Enhanced Beta ETF

2.	Each Fund shall be authorized to hold cash, invest in
securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of a Fund shall be redeemable to the extent provided in the Declaration, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV of the Declaration. The proceeds of the sale of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3.	Shareholders of each Fund shall vote separately as a class
on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to a Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rules, and by the Declaration.

4.	The assets and liabilities of the Trust shall be allocated
among the Funds and any other series of Shares that may be established from time to time as set forth in Article IV,
Section 4.9 of the Declaration.

5.	The designation of the Funds hereby shall not impair the
power of the Trustees from time to time to designate additional series of Shares of the Trust.

6.	Subject to the applicable provisions of the 1940 Act and
the provisions of Article IV, Section 4.9 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of the Fund designated hereby without any action or consent of the Shareholders.

7.	A Fund may be terminated by the Trustees at any time by
written notice to Shareholders of the Fund.




IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 4th day of November, 2015.


/s/ Alex N. Depetris____________
Alex N. Depetris,
as Trustee
/s/ Stephen Byers____________
Stephen Byers,
as Trustee





/s/ George Elston______________
George Elston,
as Trustee
/s/ David Officer_____________
David Officer,
as Trustee